Security Information




Security Purchased

CUSIP
ES0127797019

Issuer
EDP RENOVAVEIS SA

Underwriters
Banco Comercial
Portugues SA, Banco
Espirito Santo, Caixa
Banco de Investimento
SA, Citigroup, Morgan
Stanley, UBS, DBSI, JP
Morgan, Merrill Lynch,
Santander Central
Hispano, Societe
Generale

Years of continuous operation, including predecessors
> 3 years

Ticker
EDPR PL

Is the affiliate a manager or co-manager of offering?
Joint Lead Manager

Name of underwriter or dealer from which purchased
Morgan Stanley

Firm commitment underwriting?
Yes

Trade date/Date of Offering
6/2/2008

Total dollar amount of offering sold to QIBs
 $            2,436,896,438

Total dollar amount of any concurrent public
offering
 $                               -

Total
 $            2,436,896,438

Public offering price
 $                        12.43

Price paid if other than public offering price
 N/A

Underwriting spread or commission
 $                          0.12

Rating
N/A

Current yield
N/A







Fund Specific Information




Board
Total
Share
Amount
Purchased
$ Amount
of
Purchase
% of
Offering
Purchased
by the
Fund

DWS Funds





DWS Balanced Fund
DWS
19,306
 $
240,005
0.01%

DWS Balanced VIP
DWS
5,874
 $      73,023
0.00%

DWS Europe Equity Fund
DWS
57,900
 $
719,790
0.03%

DWS International Fund
DWS
541,772
 $
6,735,097
0.28%

DWS International Select Equity
Fund
DWS
93,000
 $
1,156,139
0.05%

DWS International Select Equity VIP
DWS
80,856
 $
1,005,170
0.04%

DWS International VIP
DWS
155,162
 $
1,928,913
0.08%

Total

953,870

$11,858,137
0.49%







^The Security and Fund Performance is calculated
 based on information provided by State Street
Bank.
*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.